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                                                                    Exhibit 10.5





                            TAX SEPARATION AGREEMENT

                                     BETWEEN

                               THE LIMITED, INC.,
                               ON BEHALF OF ITSELF
                                 AND THE MEMBERS
                              OF THE LIMITED GROUP

                                       AND

                                   TOO, INC.,
                               ON BEHALF OF ITSELF
                                 AND THE MEMBERS
                                OF THE TOO GROUP


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                            TAX SEPARATION AGREEMENT


         This Agreement is entered into as of the 23rd day of August, 1999 between The Limited, Inc. ("THE LIMITED"), a Delaware corporation, on behalf of itself and the members of The Limited Group, and Too, Inc. ("TOO, INC."), a Delaware corporation, on behalf of itself and the members of the Too, Inc. Group.

                              W I T N E S S E T H:

         WHEREAS, pursuant to the tax laws of various jurisdictions, certain members of the Too, Inc. Group, as defined below, presently file certain tax returns on an affiliated, consolidated, combined, unitary, fiscal unit or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the "CODE")) with certain members of The Limited Group, as defined below (each such group, a "CONSOLIDATED GROUP");

         WHEREAS, The Limited and Too, Inc. intend that The Limited distribute to its shareholders all of the Too, Inc. common stock held by The Limited (the "DISTRIBUTION");

         WHEREAS, The Limited and Too, Inc. desire to set forth their agreement on the rights and obligations of The Limited, Too, Inc. and the members of The Limited Group and the Too, Inc. Group, respectively, with respect to the handling and allocation of federal, state and local taxes incurred in taxable periods beginning prior to the Distribution Date, as defined below, and various other tax matters;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

         1.       DEFINITIONS.

                  (a)      As used in this Agreement:

         "AFTER-TAX AMOUNT" shall mean an additional amount necessary to reflect the hypothetical tax consequences of the receipt or accrual of any payment that is treated as income of the recipient of such payment, using the maximum statutory tax rate (or tax rates, in the case of an item that affects more than one tax) applicable to the recipient of such payment for the relevant year. The After-Tax Amount shall reflect, for example, the effect of the deductions available for interest paid or accrued and for taxes such as state and local income taxes.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

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         "COMBINED STATE TAX" shall mean, with respect to each state or local taxing jurisdiction, any income, franchise or similar tax (together with any related interest or penalty) payable to such state or local taxing jurisdiction in which a member of the Too, Inc. Group files tax returns with a member of The Limited Group, on a consolidated, combined or unitary basis.

         "DEFERRED TAX BALANCE" shall mean the amount of deferred tax balance shown on the schedule attached as Exhibit A, and any amendments thereto.

         "DISTRIBUTION DATE" shall mean the date on which the Distribution is effected.

         "FEDERAL TAX" shall mean any tax imposed under Subtitle A of the Code and any related interest or penalty imposed under Subtitle F of the Code.

         "FINAL DETERMINATION" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD and, with respect to taxes other than Federal Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, (ii) any final disposition of a tax issue by reason of the expiration of a statute of limitations or (iii) the payment of tax by The Limited with respect to any item disallowed or adjusted by any taxing authority where The Limited determines in good faith that no action should be taken to recoup such payment.

         "FY 1998" shall mean the tax year of The Limited ending on January 30, 1999.

         "FY 1999" shall mean the tax year of The Limited ending on January 29, 2000.

         "IRS" shall mean the Internal Revenue Service.

         "NET BOOK INCOME" shall mean the amount described as "Income before Income Taxes" (or comparable item if not titled as such) on the Consolidated Statement of Income for Too, Inc.

         "POST-DISTRIBUTION TAX PERIOD" means (i) any tax period beginning after the Distribution Date and (ii) with respect to a tax period that begins on or before and ends after the Distribution Date, the portion of the tax period that commences on the day immediately after the Distribution Date.

         "POST-DISTRIBUTION FY 1999" means the Post-Distribution Tax Period ending on or before January 29, 2000.

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         "PRE-DISTRIBUTION FY 1999" means (i) a Pre-Distribution Tax Period commencing on or after January 30, 1999, and (ii) with respect to a Pre-Distribution Tax Period that begins before and ends after the Distribution Date, the portion of the tax period ending on and including the Distribution Date.

         "PRE-DISTRIBUTION TAX PERIOD" means (i) any tax period ending before or on the Distribution Date and (ii) with respect to a period that begins before and ends after the Distribution Date, the portion of the tax period ending on and including the Distribution Date.

         "PRIME" shall mean, the rate announced from time to time as "prime" by BankOne, Columbus, Ohio, as its prime rate with respect to the applicable currency.

         "RETURN" shall mean any tax return, statement, report or form (including estimated tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any taxing authority.

         "SEPARATE STATE TAX" shall mean, with respect to each state or local taxing jurisdiction, any income, franchise or similar tax (together with any related interest or penalty) payable to such state or local taxing jurisdiction in which a member of the Too, Inc. Group files a separate state or local tax return.

         "TAX ASSET" shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other loss, credit or tax attribute that could be carried forward or back to reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).

         "TAX PACKAGES" shall mean one or more packages of information that are
(i) reasonably necessary for the purpose of preparing tax Returns of The Limited Consolidated Group with respect to any tax period in which the information is relevant, and (ii) completed in all material respects in accordance with the standards that The Limited has established for its subsidiaries.

         "TAX PROCEEDING" shall mean any tax audit, dispute or proceeding (whether administrative or judicial).

         "THE LIMITED CONSOLIDATED GROUP" shall mean The Limited and each direct and indirect corporate subsidiary, including a member of the Too, Inc. Group, that is eligible to join with The Limited in the filing of (i) for Federal Tax purposes, a consolidated federal income tax return, and (ii) for Combined State Tax purposes, a Combined State Tax Return.

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         "THE LIMITED GROUP" shall mean, at any time, The Limited and each of its direct and indirect corporate subsidiaries other than those subsidiaries that are members of the Too, Inc. Group.

         "TOO, INC. FEDERAL TAX LIABILITY" shall mean, with respect to any taxable year, the Too, Inc. Group's Federal Tax liability for such taxable year, computed as if the Too, Inc. Group were not and never were part of The Limited Consolidated Group, but rather were a separate affiliated group of corporations filing a consolidated federal income tax return pursuant to Section 1501 of the Code; provided, however, that transactions with members of The Limited Group shall be reflected according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions, and that the Distribution will trigger any deferred amounts, excess loss accounts or similar items. Such computation shall be made (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of The Limited Consolidated Group that is not a member of the Too, Inc. Group, (B) by taking account of any Tax Asset of the Too, Inc. Group in accordance with Section 3(c)(iii) hereof, (C) including net operating loss and capital loss carryforwards and carrybacks and minimum tax credits from earlier years of the Too, Inc. Group, (D) as though the highest rate of tax specified in subsection (b) of Section 11 of the Code (or any other similar rates applicable to specific types of income) were the only rates set forth in that subsection, and with other similar adjustments as described in
Section 1561 of the Code, (E) reflecting the positions, elections and accounting methods used by The Limited in preparing the consolidated federal income tax return for The Limited Consolidated Group, (F) by not permitting the Too, Inc. Group any compensation deductions arising in respect of any exercise of options on The Limited stock by, or the issuance or vesting of The Limited restricted stock to, any employee of the Too, Inc. Group prior to the Distribution Date, and (G) without regard to gain attributable to the recognition by The Limited of any excess loss account with respect to the stock of Too, Inc. or by Too, Inc. of any excess loss account with respect to stock of its subsidiaries, in each case as a result of the Distribution.

         "TOO, INC. GROUP" shall mean, at any time, Too, Inc. and any direct or indirect corporate subsidiaries of Too, Inc. that would be eligible to join with Too, Inc., with respect to Federal Taxes, in the filing of a consolidated federal income tax return and, with respect to Combined State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return, including any predecessors thereto.

         "TOO, INC. STATE TAX LIABILITY" shall mean, with respect to any taxable year and any jurisdiction, the amount of Separate State Taxes plus the amount of Combined State Taxes determined in accordance with the principles set forth in the definition of Too, Inc. Federal Tax Liability; provided, however, that (i) such

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amount shall also include any actual income, franchise or similar state or local tax liability (a "STATE LIABILITY") owed in a jurisdiction (a "COMBINED JURISDICTION") in which a member of the Too, Inc. Group files tax returns with a member of The Limited Group, on a consolidated, combined or unitary basis, to the extent such liability exceeds the liability that would have been owed had no member of the Too, Inc. Group been included in such returns, except to the extent attributable to the recognition by The Limited of any excess loss account with respect to the stock of Too, Inc. as a result of the Distribution, and (ii) such amount shall be reduced to the extent that, in any Combined Jurisdiction, the State Liability of The Limited Consolidated Group is less than the liability that would have been owed had no member of the Too, Inc. Group been included in the returns of such Combined Jurisdiction.

         "TOO, INC. TAX LIABILITY" shall mean, with respect to any taxable year, the sum of Too, Inc. Combined State Tax Liability and Too, Inc. Federal Tax Liability.

         (b) Any term used in this Agreement that is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of applicable law.

         2.       ADMINISTRATIVE AND COMPLIANCE MATTERS.

          (a) Sole Tax Sharing Agreement. Any and all existing tax sharing agreements or arrangements, written or unwritten, between any member of The Limited Group and any member of the Too, Inc. Group shall be terminated as of the date of this Agreement. As of the date of this Agreement, neither the members of the Too, Inc. Group nor the members of The Limited Group shall have any further rights or liabilities under any such preexisting tax sharing agreements, and this Agreement shall be the sole tax sharing agreement between the members of the Too, Inc. Group and the members of The Limited Group. Notwithstanding the foregoing, if any such termination is not binding on any taxing authority, the Too, Inc. Group shall hold the affected member of The Limited Group harmless against any adverse effect that would have been avoided if such termination had been given effect by such taxing authority.

          (b) Designation of Agent. Each member of the Too, Inc. Group hereby irrevocably authorizes and designates The Limited as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any Return, any amended Return, or any claim for refund (even where an item or Tax Asset giving rise to an amended Return or refund claim

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arises in a Post-Distribution Tax Period), credit or offset of tax or any other proceedings, and for the purpose of making payments to, or collecting refunds from, any taxing authority, in each case relating only to any Pre-Distribution Tax Period. The Limited covenants to Too, Inc. that it shall be responsible to see that all such administrative matters relating thereto shall be handled promptly and appropriately.

          (c)   Pre-Distribution Tax Period Returns.

                  (i) Preparation of Returns. The Limited will prepare, consistently with past practice and applicable law and with the assistance of the Too, Inc. Group, the consolidated Federal Tax Returns and Combined State Tax Returns of The Limited Consolidated Group and the separate returns of Too, Inc for all Tax Periods that end on or prior to or that include the Distribution Date. The Limited shall have the right with respect to such Returns to determine
(A) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (B) whether any extensions should be requested, and (C) the elections that will be made by any member of The Limited Group or the Too, Inc. Group.

                  (ii) Audits and Refunds. With respect to all consolidated Federal Tax Returns and Combined State Tax Returns of The Limited Consolidated Group and separate returns of Too, Inc. for all Tax Periods that end on or prior to or that include the Distribution Date, The Limited shall have the right to
(A) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any return filed by The Limited, (B) file, prosecute, compromise or settle any claim for refund, and (C) determine whether any refunds to which The Limited Consolidated Group may be entitled shall be received by way of refund or credit against the tax liability of The Limited Consolidated Group; provided that, with respect to separate returns of Too, Inc. for periods which include a Post-Distribution Tax Period, The Limited may not take the actions described above in (A), (B), or (C) of this subparagraph (c)(ii) without the consent of Too, Inc.

                  (iii) Delivery of Tax Packages. No later than 60 days after the Distribution Date, Too, Inc. shall prepare and deliver to The Limited Tax Packages that include information of the Too, Inc. Group for the Pre-Distribution Tax Period that includes the Distribution Date. In addition, Too, Inc. shall prepare and deliver to The Limited Tax Packages that include information of the Too, Inc. Group for FY 1999 no later than 60 days after the end of such tax period.

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          (d) Allocation. The Limited may, at its option, elect and Too, Inc.
will join The Limited (if necessary) in electing to ratably allocate items (other than extraordinary items) of the Too, Inc. Group in accordance with relevant provisions of Treasury Regulation Section 1.1502-76. If The Limited exercises its option to make the election, each member of the Too, Inc. Group will provide a statement stating its consent to such election as required under the regulations.

          (e) Post-Distribution Tax Period Returns of the Too, Inc. Group. Too, Inc. shall be solely responsible for the preparation and filing of the Returns of the Too, Inc. Group for all Post-Distribution Tax Periods that begin after the Distribution Date.

         (f) Short-Year State and Local Returns. The Limited and Too, Inc. agree that Combined State Tax Returns and separate state and local returns filed for tax periods beginning prior to the Distribution Date will reflect a short taxable year for Too, Inc. ending on the Distribution Date in any state or local taxing jurisdiction in which such tax year is allowed by administrative practice, whether or not required by law.

         3.       TAX SHARING.

          (a) FY 1998 Tax Sharing. At the time The Limited files The Limited Consolidated Group's consolidated Federal Tax return for FY 1998, The Limited shall determine the amount by which the Deferred Tax Balance should be adjusted to reflect Federal Taxes actually shown on such return. No later than 15 days after The Limited provides a statement describing the adjustment to the Deferred Tax Balance, Too, Inc. shall pay to The Limited, or The Limited shall pay to Too, Inc., as appropriate, an amount equal to the adjustment.

         (b) FY 1999 Tax Sharing.

                  (i) Distribution Payment. Prior to the Distribution, The Limited shall determine an estimated amount equal to 40.0% of the Net Book Income of Too, Inc. for Pre-Distribution FY 1999. Too, Inc. shall pay this amount to The Limited within 5 days of receipt of notice of the amount.

                  (ii) True Up of Distribution Payment to Reflect Audited Financial Statements. No later than 5 days after The Limited is advised in writing by its independent auditors that the audit of its financial statements for FY 1999 is complete and that such statements are final, The Limited shall determine the amount of difference between (x) 40.0% of the Net Book Income of Too, Inc. for Pre-Distribution FY 1999 as stated on the final audited financial statements for FY 1999 and (y) the estimated amount in paragraph (b)(i) above. No later than 15 days after The Limited provides a statement stating the difference, Too, Inc. shall

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pay to The Limited, or The Limited shall pay to Too, Inc., as appropriate, an amount equal to the difference.

                  (iii) True Up of Distribution Payment to Reflect Returns as Filed. At the time The Limited files The Limited Consolidated Group's consolidated Federal Tax Returns for FY 1999, The Limited shall determine an amount equal to 40.2% of the timing differences attributable to Too, Inc. for Pre-Distribution FY 1999. This amount shall be calculated without regard to any income reflected in such return solely as a result of making the election provided for in Treasury Regulation Section 1502-76. No later than 15 days after The Limited provides a statement stating this amount, Too, Inc. shall pay the amount to The Limited, or The Limited shall pay the amount to Too, Inc., as appropriate.

         (c) Provision of Returns to Too, Inc. and Payment of Post-Distribution Period Taxes.

                  (i) Too, Inc. Returns. At the time The Limited files The Limited Consolidated Group's consolidated Federal Tax Returns for FY 1998 and FY 1999, The Limited shall deliver to Too, Inc. a copy of the portion of such returns relating to Too, Inc. At the time The Limited files any Combined State Tax Returns that include Too, Inc. or any separate state and local tax returns for Too, Inc., The Limited shall deliver a copy of such returns to Too, Inc.

                  (ii) Federal Allocation Adjustment. If The Limited elects to ratably allocate the income of Too, Inc. pursuant to Treasury Regulation Section 1502-76, The Limited shall provide a statement at the time The Limited Consolidated Group's consolidated Federal Tax Return for FY 1999 is filed that states the increase, if any, of Federal Tax attributable to the election. No later than 15 days after the receipt of such statement, Too, Inc. shall pay the amount to The Limited.

                  (iii) State Allocation Adjustment. If, by reason of ratably allocating the income of the Too, Inc. Group for FY 1999 under any state or local law, regulation or election comparable to the election provided for in Treasury Regulation Section 1502-76, any State Return of the Limited Consolidated Group or separate return filed for Too, Inc. reflects an amount of income attributable to the Too, Inc. Group as a result of the allocation, The Limited shall prepare a statement based on a with and without computation which states the amount of additional tax attributable to the allocation. No later than 15 days after the receipt of such statement, Too, Inc. shall pay the amount to The Limited.

                  (iv) State Tax Liability. The Limited shall provide a statement accompanying each FY 1999 Pro Forma Combined State Return or separate return filed for Too, Inc. which states the Too, Inc. State Tax Liability with

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respect to Post-Distribution FY 1999. No later than 15 days after the receipt of such statement, Too, Inc. shall pay the amount to The Limited.

                  (v) Tax Assets. If a Pro Forma Return reflects a Tax Asset that may under applicable law be used to reduce a Federal Tax or Combined State Tax liability of any member of The Limited Group for any taxable period, The Limited shall pay to Too, Inc. an amount equal to the actual tax saving (which would include refunds actually received) produced by such Tax Asset at the time such tax saving is realized and the future Pro Forma Returns of the Too, Inc. Group shall be adjusted to reflect such use. The amount of any such tax saving for any taxable period shall be the amount of the reduction in taxes payable to a taxing authority with respect to such taxable period as compared to the taxes that would have been payable to a taxing authority with respect to such taxable period in the absence of such Tax Asset.

          (d)   Carrybacks From Post-Distribution Years.

                  (i) Too, Inc. agrees not to carry back any Tax Asset of the Too, Inc. Group from a Post-Distribution Tax Period without the advance written consent of The Limited. If the Limited consents to such carryback, The Limited agrees to pay to Too, Inc. the actual tax benefit received by The Limited Consolidated Group from the use in any Pre-Distribution Tax Period of a carryback of any Tax Asset of the Too, Inc. Group from a Post-Distribution Tax Period. Such benefit shall be equal to the excess of (i) the amount of Federal Taxes, or Combined State Taxes, as the case may be, that would have been payable by The Limited Consolidated Group in the absence of such carryback, over (ii) the amount of Federal Taxes or Combined State Taxes, as the case may be, actually payable by The Limited Consolidated Group. In the case of a tax refund attributable to such carryback, the actual tax benefit shall be equal to the amount of the refund that was actually received over the amount of the refund that would have been received in the absence of such carryback.

                  (ii) If, subsequent to the payment by The Limited Group to the Too, Inc. Group of any amount, there is (A) a Final Determination that results in a disallowance or a reduction of the Tax Asset so carried back or (B) a reduction in the amount of the benefit realized by The Limited Consolidated Group from such Tax Asset as a result of a Final Determination or the use by The Limited Consolidated Group of a Tax Asset of The Limited Group, the Too, Inc. Group shall repay to The Limited, within 90 days of such event described in (A) or (B) (an "EVENT") any amount which would not have been payable to the Too, Inc. Group pursuant to this Section 3(e) had the amount of the benefit been determined in light of such Event. In addition, the Too, Inc. Group shall hold each member of The Limited Group harmless for any penalty or interest payable by any member of The Limited Group as a result of any such Event. Any such amount shall be

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paid by the Too, Inc. Group within 90 days of the payment by The Limited Group of any such interest or penalty. Nothing in this Section 3(e) shall require The Limited to file a claim for refund of Federal Taxes or Combined State Taxes that The Limited, in its sole discretion, has determined lacks substantial authority, as defined in the Code and the regulations thereunder.

         (e)   Audit Payments.

                  (i) Responsibility for Payment. Except as provided in paragraph (e)(ii) below, The Limited shall be responsible for any payment due to taxing authorities as a result of an audit adjustment to any Return which relates solely to a Pre-Distribution Tax Period. Too, Inc. shall be responsible for any payment due to taxing authorities as a result of an adjustment to any Return of the Too, Inc. Group which relates solely to a Post-Distribution Tax Period. In the case of any adjustment not covered in the preceding sentence, The Limited shall determine the amount to be paid by each party in a manner consistent with the principles of this Agreement and with past practice.

                  (ii) Timing Differences. To the extent that any audit adjustment of a Return relating to a Pre-Distribution Tax Period is attributable to timing differences attributable to Too, Inc., The Limited shall pay to Too, Inc., or Too, Inc. shall pay to The Limited, as appropriate, an amount reflecting the timing differences. In the case of a federal Return, this amount shall be equal to the actual amount of the adjustment to The Limited's tax liability which is attributable to the timing differences as determined by The Limited. In the case of a state or local Return, the amount shall be equal to the difference between the tax actually due on the adjusted Return and the amount that would have been due on the adjusted Return had Too, Inc. not been included as a member of The Limited Consolidated Group.

         4.       CERTAIN REPRESENTATIONS AND COVENANTS.

         (a)(i) Too, Inc. Representations. Too, Inc. and each member of the Too, Inc. Group represent as of the date hereof, and covenant that on the Distribution Date, there is no plan or intention (A) to liquidate Too, Inc. or to merge or consolidate Too, Inc., or any member of the Too, Inc. Group conducting an active trade or business relied upon in connection with the Distribution, with any other person subsequent to the Distribution, (B) to sell or otherwise dispose of any asset (or close any store) of Too, Inc. or any member of the Too, Inc. Group subsequent to the Distribution, except in the ordinary course of business, (C) to take any action inconsistent with the information and representations furnished to Davis Polk & Wardwell in connection with the opinion to be delivered by Davis Polk & Wardwell with respect to certain federal income tax consequences of the Distribution, (D) to repurchase stock of Too, Inc. in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in connection with the opinion to be delivered by Davis Polk & Wardwell with respect to certain federal income tax consequences of the Distribution, or (E) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, capital contributions, or acquisitions, but not including the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Too, Inc. stock representing a "50-percent or greater interest" within the meaning of Section 355(d)(4) of the Code.

                  (ii) The Limited Representations. The Limited represents as of the date hereof, and covenants that on the Distribution Date, there is no plan or intention to take any action inconsistent with the information and representations furnished to Davis Polk & Wardwell in connection with the opinion to be delivered by Davis Polk & Wardwell with respect to certain federal income tax consequences of the Distribution.

                  (iii) Too, Inc. and The Limited Representations. Each of Too, Inc., The Limited and the members of the Too, Inc. Group, respectively, represent as of the date hereof, and covenant that on the Distribution Date, neither Too, Inc., The Limited nor the members of the Too, Inc. Group, respectively (as applicable), is aware of any present plan or intention by the current shareholders of The Limited to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, The Limited or Too, Inc. subsequent to the Distribution.

         (b) Too, Inc. Covenants. Too, Inc. covenants to The Limited that (i) during the two-year period following the Distribution Date, neither Too, Inc. nor any member of the Too, Inc. Group conducting an active trade or business relied upon in connection with the Distribution will liquidate, merge or consolidate with any other person, (ii) during the two-year period following the Distribution Date, Too, Inc. will not sell, exchange, distribute or otherwise dispose of its assets or those of any member of the Too, Inc. Group, or close any of its stores or those of any member of the Too, Inc. Group, except in the ordinary course of business, (iii) following the Distribution, Too, Inc. will, for a minimum of two years, continue the active conduct of the historic business that was conducted by Too, Inc. throughout the five year period prior to the Distribution, (iv) Too, Inc. will not, nor will it permit any member of the Too, Inc. Group to, take any action inconsistent with the information and representations furnished to Davis Polk & Wardwell in connection with the opinion to be delivered by Davis Polk & Wardwell with respect to certain federal income tax consequences of the Distribution, (v) Too, Inc. will not repurchase stock of Too, Inc. in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in connection with the opinion to be delivered by

Davis Polk & Wardwell with respect to certain federal income tax consequences of the Distribution, (vi) on or after the Distribution Date, it will not, nor will it permit any member of the Too, Inc. Group to, make or change any accounting method, change its taxable year, amend any tax Return or take any tax position on any Return, take any other action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Asset of The Limited Consolidated Group or any member thereof in respect of any Pre-Distribution Tax Period, (vii) during the tax period of the Too, Inc. Group that begins immediately after the Distribution Date, Too, Inc. will not, nor will it permit any member of the Too, Inc. Group to, enter into any transaction or take any other action that has, as a principal purpose, tax avoidance, (viii) during the applicable period provided in Section 355(e)(2)(B) of the Code with respect to the Distribution, it will not enter into any transaction or make any change in equity structure (including stock issuances, pursuant to the exercise of options, option grants or otherwise, capital contributions, or acquisitions, but not including the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Too, Inc. stock representing a "50-percent or greater interest" within the meaning of Section 355(d)(4) of the Code, and (ix) it will file federal consolidated returns with its subsidiaries for the tax period immediately after the Distribution Date.

         (c) Exceptions. Notwithstanding the foregoing, Too, Inc. and the members of the Too, Inc. Group may take actions inconsistent with the covenants contained in Section 4(b)(i) through (vii) above, if:

                  (i) Too, Inc. obtains a ruling from the IRS to the effect that such actions will not result in the Distribution being taxable to The Limited or its shareholders; or

                  (ii) Too, Inc. obtains an opinion of counsel recognized as an expert in federal income tax matters and acceptable to The Limited to the same effect as in Section 4(c)(i), provided that such opinion is reasonably acceptable to The Limited.

         (d)  Deductions and Certain Taxes Related to Options.

                  (i) The Limited shall file Returns claiming (x) the tax deductions attributable to the exercise of options to purchase stock of The Limited or the vesting of The Limited restricted stock that are held by employees or former employees of the Too, Inc. Group or (y) any other similar compensation- related tax deductions. The Returns of The Limited Group and the Too, Inc. Group shall reflect the entitlement of The Limited Group to such deductions. To the extent such deductions are disallowed because a taxing authority determines that the Too, Inc. Group should have claimed such deductions, as consideration for The Limited's issuance of shares of its stock as a result of an event described in clause

(x) of the preceding sentence, the Too, Inc. Group shall pay to The Limited Group an amount equal to the tax paid by The Limited Group as a result of such disallowance. Upon the exercise of any option or the vesting of any restricted stock described in clause (x), or the occurrence of any other event that would result in a compensation-related tax deduction, as the case may be, the Too, Inc. Group (as agent for The Limited Group) shall prepare and file all applicable Returns and pay the applicable tax liability under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any state employment tax law in connection with such event.

                  (ii) Too, Inc. shall file Returns claiming (x) the tax deductions attributable to the exercise of options to purchase stock of Too, Inc. that are held by employees or former employees of The Limited Group or (y) any other similar compensation-related tax deductions. The Returns of The Limited Group and the Too, Inc. Group shall reflect the entitlement of the Too, Inc. Group to such deductions. To the extent such deductions are disallowed because a taxing authority determines that The Limited Group should have claimed such deductions, as consideration for Too, Inc.'s issuance of shares of its stock as a result of an event described in clause (x) of the preceding sentence, The Limited Group shall pay to the Too, Inc. Group an amount equal to the tax paid by the Too, Inc. Group as a result of such disallowance. Upon the exercise of any option described in the immediately preceding clause (x), or the occurrence of any other event that would result in a compensation related tax deduction, as the case may be, The Limited Group (as agent for the Too, Inc. Group) shall prepare and file all applicable Returns and pay the applicable tax liability under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any state employment tax law in connection with such event.

         5.       INDEMNITIES.

         (a) Too, Inc. Indemnity. Too, Inc. and each member of the Too, Inc. Group will jointly and severally indemnify The Limited and the members of The Limited Group that were members of The Limited Consolidated Group (that included a member of the Too, Inc. Group) against and hold them harmless from:

                  (i) any Too, Inc. Tax Liability which relates to a Post-Distribution Tax Period;

                  (ii) any liability or damage resulting from a breach by Too, Inc. or any member of the Too, Inc. Group of any representation or covenant made by Too, Inc. herein;

                  (iii) any tax liability resulting from the Distribution and attributable to any action of Too, Inc. or any member of the Too, Inc. Group, without regard to whether The Limited or any agent or officer of The Limited has consented to such action; and

                  (iv) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax liability or damage described in (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such tax, liability or damage.

         (b) The Limited Indemnity. The Limited will jointly indemnify Too, Inc. and the members of the Too, Inc. Group that were members of The Limited Consolidated Group (that included a member of The Limited Group) against and hold them harmless from:

                  (i) any tax liability of The Limited Group and any tax liability resulting from the Distribution, other than any such liabilities described in Section 5(a);

                  (ii) any Too, Inc. Tax Liability with respect to a Pre-Distribution Tax Period, except for any payment or liability with respect to a Pre-Distribution Tax Period provided for or addressed elsewhere in this Agreement;

                  (iii) any Too, Inc. Tax Liability resulting from an adjustment to a return filed by The Limited with respect to a Pre-Distribution Tax Period;

                  (iv) any liability or damage resulting from a breach by The Limited or any member of The Limited Group of any representation or covenant made by The Limited herein; and

                  (v) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax liability or damage described in (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such tax, liability or damage.

         (c) Discharge of Indemnity. Too, Inc., The Limited and the members of the Too, Inc. Group, respectively, shall discharge their obligations under
Section 5(a) and 5(b) hereof, respectively, by paying the relevant amount within 30 days of demand therefor. After a Final Determination of an obligation under
Section 5(a) of Too, Inc. or any member of the Too, Inc. Group, The Limited shall send a statement to Too, Inc. showing the amount due thereunder. After a Final

Determination of an obligation under Section 5(b) of The Limited Too, Inc. shall send a statement to The Limited showing the amount due thereunder. Calculation mechanics relating to items described in Section 5(a)(i) are set forth in
Section 3(c). Notwithstanding the foregoing, if either Too, Inc., The Limited or any member of the Too, Inc. Group disputes in good faith the fact or the amount of its obligation under Section 5(a) or Section 5(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 16 hereof; provided, however, that any amount not paid within 30 days of demand therefor shall bear interest as provided in Section 9.

         (d) Tax Benefits. If an indemnification obligation of any member of The Limited Group or any member of the Too, Inc. Group, as the case may be, under this Section 5 with respect to The Limited Consolidated Group arises in respect of an adjustment that makes allowable to a member of the Too, Inc. Group or a member of The Limited Group, respectively, any deduction, amortization, exclusion from income or other allowance (a "TAX BENEFIT") that would not, but for such adjustment, be allowable, then any payment by any member of The Limited Group or any member of the Too, Inc. Group, respectively, pursuant to this
Section 5 shall be an amount equal to (X) the amount otherwise due but for this subsection (d), minus (Y) the tax savings actually realized as a result of such Tax Benefit.

         6.       SUBSIDIARIES.

         (a) Performance. The Limited agrees and acknowledges that The Limited shall be responsible for the performance of the obligations of each member of The Limited Group hereunder applicable to such member. Too, Inc. agrees and acknowledges that Too, Inc. shall be responsible for the performance by each member of the Too, Inc. Group of the obligations hereunder applicable to such member.

         7.       COMMUNICATION AND COOPERATION.

         (a) Consult and Cooperate. Too, Inc. and The Limited shall consult and cooperate (and shall cause each member of the Too, Inc. Group or The Limited Group, respectively, to cooperate) fully at such time and to such extent as are reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation,

                  (i) the retention and provision on reasonable request of any and all information including all books, records, documentation or other information pertaining to tax matters relating to The Limited Group and the Too, Inc. Group, any necessary explanations of information, and access to personnel, in each case until two years after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

                  (ii) the execution of any document that may be necessary or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

                  (iii) the use of the parties' best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

         (b) Provide Information. The Limited and Too, Inc. shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement.

         (c) Tax Attribute Matters. The Limited and Too, Inc. shall advise each other with respect to any proposed tax adjustments relating to a Pre-Distribution Tax Period, which are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and which may affect any tax liability or any tax attribute of The Limited, Too, Inc., The Limited Group, the Too, Inc. Group or any member of the Too, Inc. Group or The Limited Group (including, but not limited to, basis in an asset or the amount of earnings and profits). Except as otherwise provided herein, The Limited shall determine the apportionment of tax attributes between The Limited Group and the Too, Inc. Group in accordance with applicable laws.

         8.       AUDITS AND CONTEST.

         (a) Notwithstanding anything in this Agreement to the contrary, The Limited shall have full control over all matters relating to any tax return or any Tax Proceeding relating to any tax matters of The Limited Consolidated Group. The Limited shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

         (b) Too, Inc. and the members of the Too, Inc. Group shall have full control over all matters relating to any Tax Proceeding with respect to Returns of the Too, Inc. Group relating to a Post-Distribution Tax Period that does not include a Pre-Distribution Tax Period. Too, Inc. and the members of the Too, Inc. Group shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

         9.       PAYMENTS.

         All payments to be made hereunder shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement will be due 90 days after the receipt of notice of such payment or, where no notice is required, 90 days after the fixing of liability or the resolution of a dispute. Payments shall be deemed made when received. Any payment that is not made when due shall bear interest at a rate equal to Prime for each day until paid. If, pursuant to a Final Determination, any amount paid by The Limited or the members of The Limited Group or Too, Inc. or the members of the Too, Inc. Group, as the case may be, pursuant to this Agreement results in any increased tax liability or reduction of any Tax Asset of Too, Inc. or any member of the Too, Inc. Group or The Limited or any member of The Limited Group, respectively, then The Limited or Too, Inc., as appropriate, shall indemnify the other party and hold it harmless from any interest or penalty attributable to such increased tax liability or the reduction of such Tax Asset and shall pay to the other party, in addition to amounts otherwise owed, the After-Tax Amount.

         10.      NOTICES.

         Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

                           If to The Limited, to:

                           The Limited, Inc.
                           Three Limited Parkway
                           Columbus, OH  43230
                           Attention:  Timothy B. Lyons
                           Fax:  614-479-7020

                           If to Too, Inc., to:

                           Too, Inc.
                           3885 Morse Road
                           Columbus, OH  43219
                           Attention: Kent A. Kleeberger
                           Fax:   614-479-3610

         11.      COSTS AND EXPENSES.

         (a) Reimbursement for Certain Services. The Limited shall provide services in connection with this Agreement, including but not limited to, those services relating to the preparation of returns (including Pro Forma Returns) and determination of Too, Inc. Tax Liability as described in Sections 2 and 3. As compensation for these services, Too, Inc. shall pay The Limited a fee. The

Limited shall calculate the fee payable and invoice Too, Inc. for such fee, and Too, Inc. shall pay the invoiced amount, in a manner consistent with the invoice and payment procedures provided for in the Services Agreement between Too, Inc. and The Limited, Inc. (the "TRANSITIONAL SERVICES AGREEMENT").

         (b) Additional Services. The Limited will provide the tax services specified in the Transitional Services Agreement to the Too, Inc. Group that do not relate to Federal Taxes or Combined State Taxes for any Pre-Distribution Tax Period. The Limited will be compensated in the same manner as described in
Section 11(a).

         (c) Others. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, "out-of-pocket" expenses shall include reasonable attorneys' fees, accountant fees and other related professional fees and disbursements.

         12.      EFFECTIVENESS; TERMINATION AND SURVIVAL.

         This Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder with respect to a Pre-Distribution Tax Period shall survive until they are fully effectuated or performed. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

         13.      SECTION HEADINGS.

         The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

         14.      ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS; SEVERABILITY.

         (a) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of The Limited and Too, Inc., or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) Amendments and Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except as in writing, duly executed by all of the parties hereto.

         (c) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision or the application of such provision to such party or circumstances, other than those determined to be so invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected by such determination, unless such a construction would be unreasonable.

         15.      GOVERNING LAW AND INTERPRETATION.

         This Agreement has been made in, and shall be construed and enforced in accordance with the laws of, the state of New York without giving effect to laws and principles relating to conflicts of law.

         16.      DISPUTE RESOLUTION.

         (a) Tax Matters Not Covered In This Agreement. The parties agree that they will each make a good faith effort to resolve any tax matter not covered in this Agreement by allocating tax assets and tax liabilities in a manner consistent with past practice.

         (b) Referee. If the parties hereto are unable to resolve any disagreement or dispute relating to this Agreement within 20 days, such disagreement or dispute shall be resolved by a recognized law firm or accounting firm that is expert in tax matters in the relevant jurisdiction or that is mutually acceptable to the parties hereto (a "REFEREE"). A Referee so chosen shall resolve any such disagreement or dispute pursuant to such procedures as it may deem advisable. Any such resolution shall be binding on the parties hereto without further recourse. Except as otherwise provided herein, the costs of any Referee shall be apportioned between The Limited and Too, Inc. as determined by such Referee in such manner as the Referee deems reasonable, taking into account the circumstances of the disagreement or dispute, the conduct of the parties and the result of the disagreement or dispute.

         17.      COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         18.      ASSIGNMENTS; THIRD PARTY BENEFICIARIES.

         Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no other person shall be a third party beneficiary hereof.

         19.      FURTHER ASSURANCES.

         The Limited and Too, Inc. shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

         20.      AUTHORIZATION.

         Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

                                    The Limited on its own behalf and on
                                    behalf of each member of The Limited
                                    Group.


                                    By: /s/ Timothy B. Lyons
                                    Name:    Timothy B. Lyons
                                    Title:   Senior Vice President - Taxes

                                    Too, Inc. on its own behalf and on behalf of each member of the Too, Inc. Group.


                                    By: /s/ Kent A. Kleeberger
                                    Name:    Kent A. Kleeberger
                                    Title:   Vice President - Chief Financial
                                             Officer